Exhibit 5.1
[Andrews Kurth LLP Letterhead]
February 14, 2006
WCA Waste Corporation
One Riverway, Suite 1400
Houston, Texas 77056
Ladies and Gentlemen:
     We have acted as counsel to WCA Waste Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance or resale, as applicable, by the Company and certain selling stockholders under the Amended and Restated 2004 WCA Waste Corporation Incentive Plan (the “Plan”) of up to 1,500,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”). Of the Shares, 644,334 (the “Reserved Shares) are reserved for issuance pursuant to outstanding stock options under the Plan and 340,737 (the “Issued Shares”) have been issued as restricted stock awards under the Plan, leaving 514,929 shares (the “Remaining Shares”) of Common Stock available for issuance under the Plan.
     We have examined originals or copies of (i) the Registration Statement, (ii) the Plan, (iii) the Certificate of Incorporation of the Company, as amended from time to time, (iv) the Bylaws of the Company, as amended from time to time, (v) certain resolutions of the Board of Directors of the Company certified to us to be true and correct by the Secretary of the Company, and (vi) such other documents and records as we have deemed necessary and relevant for purposes hereof. We have relied upon certificates of public officials and officers of the Company as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. We have not independently verified any factual matter relating to this opinion.
     We have assumed and have not verified (i) the genuineness of all signatures on all documents that we have examined, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, and (iv) the conformity to the authentic originals of all documents supplied to us as certified or photostatic or faxed copies.
     Based upon the foregoing, and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that (i) the issuance of the Shares in accordance with the Plan has been duly authorized by the Company, (ii) the Reserved Shares and the Remaining Shares, when issued against payment therefore as required under the Plan and any applicable award agreements, will be validly issued,

WCA Waste Corporation
February 14, 2006

fully paid and non-assessable and (iii) the Issued Shares have been validly issued, and are fully paid and non-assessable.
     We express no opinion other than as to the federal laws of the United States of America and the Delaware General Corporation Law (which is deemed to include the applicable provisions of the Delaware Constitution and reported judicial opinions interpreting those laws).
     We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the reference to our firm appearing on the cover of the Registration Statement and under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued thereunder. Our opinion is rendered as of the date hereof, and we assume no obligation to update or supplement our opinion to reflect any change of fact, circumstance or law after such time as the Registration Statement is declared effective.

Very truly yours,

/s/ Andrews Kurth LLP